Exhibit 99.1

Sirona Dental Systems, Inc. Announces Succession Plan:

Jeffrey T. Slovin Promoted To Chief Executive Officer, Effective February 20, 2013

•	Jost Fischer, current Chief Executive Officer and Chairman of the Board, to retire on February 20, 2013

•	Thomas Jetter to assume role as Chairman of the Board

•	Rainer Berthan promoted to Executive Vice President

LONG ISLAND CITY, N.Y. – November 16, 2012 — Sirona (NASDAQ: SIRO), the dental technology leader, today announced that its board of directors has unanimously approved a succession plan for the Chief Executive Officer of the company. Effective February 20, 2013, Jeffrey T. Slovin will be promoted to Chief Executive Officer. Mr. Slovin, 48, will succeed Jost Fischer, 58. As of February 20, 2013, Mr. Fischer will retire and relinquish his positions as CEO and Chairman of the Board. Thomas Jetter, a current member of Sirona’s Board of Directors, will assume the role of Non-Executive Chairman of the Board upon Mr. Fischer’s retirement. Effective today, as part of the succession plan, Rainer Berthan is promoted to Executive Vice President responsible for the Company’s business segments.

Mr. Fischer commented: “Jeffrey Slovin is the ideal candidate to succeed me as Sirona’s CEO. He has the necessary experience and stellar reputation within the dental community to take Sirona into the future. Before joining Sirona in 2006, Jeff was CEO of publicly traded Schick Technologies, Inc. where he built a reputation as an innovator and operator, and delivered significant shareholder value. Since joining Sirona, he has consistently demonstrated excellent judgement and played a major role in improving our operations, targeting our research and development efforts and leading growth initiatives.”

Mr. Fischer continued: “This appointment is part of a leadership succession process that was methodically developed over the past several years in preparation for this very day. Jeff has the full support of myself and the Board. During my 11 years as CEO of Sirona, we have built Sirona from a primarily German company to a truly global leader in dental technology. Sirona is well positioned for the future, with a powerful sales and service infrastructure, a strong management team, and an outstanding product portfolio. I am excited to watch as Jeff takes Sirona to new heights.”

Mr. Fischer added: “Thomas Jetter was the private equity partner responsible for the investment in Sirona after its spin-off from Siemens, from 1997 to 2004. His relationship with the other board members, his global experience and long history with Sirona should make the transition seamless.”

Mr. Slovin,48, has served as Sirona’s President since September 20, 2010 and, prior to that time, as Executive Vice President and Chief Operating Officer of U.S. Operations. Before that, Mr. Slovin was Chief Executive Officer of Schick Technologies, Inc., a leading dental technology company that was acquired by Sirona in 2006. Mr. Slovin is currently a member of the Board of Fellows of the Harvard School of Dental Medicine, and a member of the Young President’s Organization. Mr. Slovin holds an MBA degree from Harvard Business School.

Dr. Jetter, 55, has served as a Director since April 2010 and is currently a member of the Nominating and Corporate Governance Committee of Sirona’s Board of Directors. From April 1995 to March 2008, Dr. Jetter was a Partner at Permira GmbH, where he initiated and managed investments in a variety of medtech, industrial, and chemical companies and helped expand the firm’s global reach to include areas such as the US, Brazil and China. Prior to that time, Dr. Jetter gained extensive experience at McKinsey in Germany and Brazil. Dr. Jetter holds a PhD-degree in economics/banking and an MBA from the University Saarbrücken, Germany.

Mr. Berthan, 48, has been promoted to Executive Vice President of Sirona. He joined the Company as a Vice President in September 2012. Prior to joining Sirona, Mr. Berthan served at Demag Cranes AG, a publicly listed Company, as Executive Vice President. From 2004 to 2008, Mr. Berthan was President of Weidmuller in China, a leading German company in the industrial automation business. Prior to these roles, Mr. Berthan held various senior management positions at leading companies. Mr. Berthan holds a Masters degree in economics from the University of Applied Science Munich, Germany.

About Sirona Dental Systems, Inc.

Sirona, the dental technology leader, has served dealers and dentists worldwide for more than 130 years. Sirona develops, manufactures, and markets a complete line of dental products, including CAD/CAM restoration systems (CEREC), digital intra-oral, panoramic and 3D imaging systems, dental treatment centers and handpieces. Visit http://www.sirona.com for more information about Sirona and its products.

Contact information:

Joshua Zable

Vice President, Investor Relations

Sirona Dental Systems, Inc.

+1 718 482 2184

joshua.zable@sirona.com